This Amended and Restated Pricing Supplement No. 2025-USWR0006 is being filed to remove the number of warrants issued.

Citigroup Global Markets Holdings Inc.	May 28, 2025 Medium-Term Senior Notes, Series N Amended and Restated Pricing Supplement No. 2025-USWR0006 Filed Pursuant to Rule 424(b)(3) Registration Statement Nos. 333-270327 and 333-270327-01

Bearish Put Warrants Linked to the S&P 500® Index Expiring October 10, 2025

▪	We are offering put warrants linked to the underlying specified below. If the final underlying value is less than the upper strike value, the warrants will be automatically exercised and you will receive a payment on the exercise settlement date determined as specified below. That payment will reflect a limit on your opportunity to participate in any depreciation of the underlying below the lower strike value specified below. If the final underlying value is greater than or equal to the upper strike value, the warrants will expire worthless and you will not receive any payment with respect to the warrants. Because the upper strike value is equal to 95% of the lookback underlying value, the warrants will expire worthless unless the value of the underlying declines sufficiently from the lookback underlying value to the final underlying value. Even if the final underlying value is less than the upper strike value so that you receive a payment on the exercise settlement date, you will incur a loss on your investment in the warrants if the value of the payment you receive upon exercise is not at least equal to the premium you pay to purchase the warrants. The final underlying value must be less than the breakeven value indicated below for the payment you receive upon exercise to be greater than the premium.
▪	The warrants may be purchased only by investors who have an options-approved brokerage account. The warrants are highly risky and are suitable only for investors who are knowledgeable about investing in options and can accept a significant risk of losing their entire investment.
▪	The warrants are not listed on any exchange and may have limited or no liquidity.
▪	The warrants are unsecured debt securities of Citigroup Global Markets Holdings Inc., guaranteed by Citigroup Inc. Investors must be willing to accept the risk of not receiving any amount due under the warrants if we and Citigroup Inc. default on our obligations. Payments on the warrants are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the warrants are fully and unconditionally guaranteed by Citigroup Inc.
Underlying:	The S&P 500® Index
Premium:	$27.28 per warrant
Notional amount:	$1,000 per warrant, for an aggregate notional amount of $40,270,000
Pricing date:	May 28, 2025
Issue date:	June 2, 2025
Expiration date:	October 10, 2025, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Exercise settlement date:	October 17, 2025
Exercise style:	European. The warrants are automatically exercisable on the expiration date and may not be exercised by you or by us on any other date.
Payment upon exercise:

On the expiration date, the warrants will either be automatically exercised or will expire worthless, as follows:

▪

If the final underlying value is less than the upper strike value, the warrants will be automatically exercised and, on the exercise settlement date, you will receive an amount in cash for each warrant you then hold equal to:

o

If the final underlying value is greater than the lower strike value:

notional amount × long strike differential percentage

o

If the final underlying value is less than or equal to the lower strike value:

notional amount × (long strike differential percentage – short strike differential percentage)

▪

If the final underlying value is greater than or equal to the upper strike value, the warrants will expire worthless and you will not receive any payment with respect to the warrants

If the final underlying value is greater than or equal to the upper strike value, you will lose your entire investment in the warrants.

Listing:	The warrants will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Calculation agent	Citibank, N.A., an affiliate of the issuer
QIU:	Insperex LLC will participate in the offering of the warrants as a qualified independent underwriter. See “Plan of Distribution; Conflicts of Interest” in the accompanying warrants supplement.
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per warrant:	$27.28	$2.18	$25.10
Total:	$1,098,565.60	$87,788.60	$1,010,777.00

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the warrants is $22.80 per warrant, which is less than the issue price. The estimated value of the warrants is based on CGMI’s proprietary pricing models.  It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the warrants from you at any time after issuance. See “Valuation of the Warrants” in this pricing supplement.

(2) CGMI will receive an underwriting fee of $2.18 for each warrant sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a selling concession of $2.18 for each warrant they sell.  For more information on the distribution of the warrants, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the warrants declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the warrants is highly risky. See “Summary Risk Factors” beginning on page PS-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the warrants or determined that this pricing supplement and the accompanying warrants supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying warrants supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Warrants Supplement dated January 19, 2024	Underlying Supplement No. 11 dated March 7, 2023

Prospectus Supplement and Prospectus each dated March 7, 2023

The warrants are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Initial underlying value:	5,907.55
Lookback underlying value:	The highest closing value of the underlying on any scheduled trading day during the lookback observation period (excluding any scheduled trading day on which a market disruption event occurs); provided that in no event will the lookback underlying value be lower than the initial underlying value. There can be no assurance that the closing value of the underlying will be higher than the initial underlying value at any time during the lookback observation period.
Final underlying value:	The closing value of the underlying on the expiration date
Lookback observation period:	The period from and including May 21, 2025 to and including June 20, 2025
Upper strike value:	95.00% of the lookback underlying value
Lower strike value:	4,430.6625, which is 75.00% of the initial underlying value
Long strike differential percentage:	(i) upper strike value minus final underlying value divided by (ii) lookback underlying value
Short strike differential percentage:	(i) lower strike value minus final underlying value divided by (ii) initial underlying value
Breakeven value:	92.272% of the lookback underlying value
CUSIP / ISIN:	173074TD7 / US173074TD75
PS-2

Citigroup Global Markets Holdings Inc.

Additional Information

The terms of the warrants are set forth in the accompanying warrants supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying warrants supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, the accompanying warrants supplement contains important information about how the closing value of the underlying will be determined and about adjustments that may be made to the terms of the warrants upon the occurrence of market disruption events and other specified events with respect to the underlying (except as set forth in the next paragraph).  The accompanying underlying supplement contains information about the underlying that is not repeated in this pricing supplement.  It is important that you read the accompanying warrants supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the warrants. Certain terms used but not defined in this pricing supplement are defined in the accompanying warrants supplement.

For purposes of the accompanying warrant supplement, no date in the lookback observation period will be considered a “valuation date,” and the lookback observation period will not be considered an “observation period.”

Payout Diagram

The diagram below illustrates your payment upon exercise of the warrants for a range of hypothetical percentage changes in the closing value of the underlying from the lookback underlying value to the final underlying value, assuming that the lookback underlying value is equal to the initial underlying value. The actual lookback underlying value will be the highest closing value of the underlying on any scheduled trading day during the lookback observation period, excluding any scheduled trading day on which a market disruption event occurs, but will not be lower than the initial underlying value.

Payout Diagram

■ The Warrants	■ The Underlying
PS-3

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The tables below illustrate, for various hypothetical lookback underlying values and final underlying values:

•	the related long strike differential percentage, which is the upper strike value minus the final underlying value, expressed as a percentage of the lookback underlying value;

•	the related short strike differential percentage, which is the lower strike value minus the final underlying value, expressed as a percentage of the initial underlying value;

•	the payment you would receive upon exercise of the warrants;

•	the payment you would receive upon exercise of the warrants minus the premium; and

•	your total return on the warrants (calculated as (i) the payment you would receive upon exercise minus the premium divided by (ii) the premium).

Table 1 – hypothetical lookback underlying value equal to 100.00% of initial underlying value

Table 1 assumes a hypothetical initial underlying value of 100.00, a hypothetical lookback underlying value of 100.00 (equal to 100.00% of the initial underlying value), a hypothetical upper strike value of 95.00 (equal to 95.00% of the lookback underlying value) and a hypothetical lower strike value of 75.00 (equal to 75.00% of the initial underlying value). The actual initial underlying value and lower strike value are listed above in this pricing supplement. The actual lookback underlying value and upper strike value will be determined at the end of the lookback observation period. The actual lookback underlying value will be the highest closing value of the underlying on any scheduled trading day during the lookback observation period, excluding any scheduled trading day on which a market disruption event occurs, but will not be lower than the initial underlying value.

Final underlying value	Percentage change from lookback underlying value to final underlying value	Percentage change from initial underlying value to final underlying value	Long strike differential percentage	Short strike differential percentage	Payment upon exercise	Payment upon exercise minus premium	Total return on the warrants
150.000	50.000%	50.000%	N/A	N/A	$0.00	-$27.28	-100.00%
125.000	25.000%	25.000%	N/A	N/A	$0.00	-$27.28	-100.00%
110.000	10.000%	10.000%	N/A	N/A	$0.00	-$27.28	-100.00%
105.000	5.000%	5.000%	N/A	N/A	$0.00	-$27.28	-100.00%
102.000	2.000%	2.000%	N/A	N/A	$0.00	-$27.28	-100.00%
100.000	0.000%	0.000%	N/A	N/A	$0.00	-$27.28	-100.00%
95.000	-5.000%	-5.000%	N/A	N/A	$0.00	-$27.28	-100.00%
92.272	-7.728%	-7.728%	-2.728%	N/A	$27.28	$0.00	0.00%
90.000	-10.000%	-10.000%	5.000%	N/A	$50.00	$22.72	83.28%
85.000	-15.000%	-15.000%	10.000%	N/A	$100.00	$72.72	266.57%
80.000	-20.000%	-20.000%	15.000%	N/A	$150.00	$122.72	449.85%
75.000	-25.000%	-25.000%	20.000%	0.000%	$200.00	$172.72	633.14%
70.000	-30.000%	-30.000%	25.000%	5.000%	$200.00	$172.72	633.14%
60.000	-40.000%	-40.000%	35.000%	15.000%	$200.00	$172.72	633.14%
50.000	-50.000%	-50.000%	45.000%	25.000%	$200.00	$172.72	633.14%
40.000	-60.000%	-60.000%	55.000%	35.000%	$200.00	$172.72	633.14%
30.000	-70.000%	-70.000%	65.000%	45.000%	$200.00	$172.72	633.14%
PS-4

Citigroup Global Markets Holdings Inc.

20.000	-80.000%	-80.000%	75.000%	55.000%	$200.00	$172.72	633.14%
10.000	-90.000%	-90.000%	85.000%	65.000%	$200.00	$172.72	633.14%
0.000	-100.000%	-100.000%	95.000%	75.000%	$200.00	$172.72	633.14%

Table 2 – hypothetical lookback underlying value equal to 102.00% of initial underlying value

Table 2 assumes a hypothetical initial underlying value of 100.00, a hypothetical lookback underlying value of 102.00 (equal to 102.00% of the initial underlying value), a hypothetical upper strike value of 96.90 (equal to 95.00% of the lookback underlying value) and a hypothetical lower strike value of 75.00 (equal to 75.00% of the initial underlying value). The actual initial underlying value and lower strike value are listed above in this pricing supplement. The actual lookback underlying value and upper strike value will be determined at the end of the lookback observation period. The actual lookback underlying value will be the highest closing value of the underlying on any scheduled trading day during the lookback observation period, excluding any scheduled trading day on which a market disruption event occurs, but will not be lower than the initial underlying value.

Final underlying value	Percentage change from lookback underlying value to final underlying value	Percentage change from initial underlying value to final underlying value	Long strike differential percentage	Short strike differential percentage	Payment upon exercise	Payment upon exercise minus premium	Total return on the warrants
150.000	47.059%	50.000%	N/A	N/A	$0.00	-$27.28	-100.00%
125.000	22.549%	25.000%	N/A	N/A	$0.00	-$27.28	-100.00%
110.000	7.843%	10.000%	N/A	N/A	$0.00	-$27.28	-100.00%
105.000	2.941%	5.000%	N/A	N/A	$0.00	-$27.28	-100.00%
102.000	0.000%	2.000%	N/A	N/A	$0.00	-$27.28	-100.00%
100.000	-1.961%	0.000%	N/A	N/A	$0.00	-$27.28	-100.00%
96.900	-5.000%	-3.100%	N/A	N/A	$0.00	-$27.28	-100.00%
95.000	-6.863%	-5.000%	1.863%	N/A	$18.63	-$8.65	-31.72%
94.117	-7.728%	-5.883%	2.728%	N/A	$27.28	$0.00	0.00%
90.000	-11.765%	-10.000%	6.765%	N/A	$67.65	$40.37	147.97%
85.000	-16.667%	-15.000%	11.667%	N/A	$116.67	$89.39	327.66%
80.000	-21.569%	-20.000%	16.569%	N/A	$165.69	$138.41	507.35%
75.000	-26.471%	-25.000%	21.471%	0.000%	$214.71	$187.43	687.05%
70.000	-31.373%	-30.000%	26.373%	5.000%	$213.73	$186.45	683.45%
60.000	-41.176%	-40.000%	36.176%	15.000%	$211.76	$184.48	676.26%
50.000	-50.980%	-50.000%	45.980%	25.000%	$209.80	$182.52	669.08%
40.000	-60.784%	-60.000%	55.784%	35.000%	$207.84	$180.56	661.89%
30.000	-70.588%	-70.000%	65.588%	45.000%	$205.88	$178.60	654.70%
20.000	-80.392%	-80.000%	75.392%	55.000%	$203.92	$176.64	647.51%
10.000	-90.196%	-90.000%	85.196%	65.000%	$201.96	$174.68	640.33%
0.000	-100.000%	-100.000%	95.000%	75.000%	$200.00	$172.72	633.14%
PS-5

Citigroup Global Markets Holdings Inc.

The examples below illustrate how to determine the payment you would receive upon exercise of the warrants, assuming the various hypothetical final underlying values indicated below.  The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment upon exercise of the warrants will be. The actual payment upon exercise will depend on the actual final underlying value.

The examples below are based on the following hypothetical values and do not reflect the actual initial underlying value, lookback underlying value, upper strike value or lower strike value. The actual initial underlying value and lower strike value are listed above in this pricing supplement. The actual lookback underlying value and upper strike value will be determined at the end of the lookback observation period. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the warrants work. However, you should understand that the actual payment upon exercise of the warrants will be calculated based on the actual initial underlying value, lookback underlying value (the highest closing value of the underlying on any scheduled trading day during the lookback observation period, excluding any scheduled trading day on which a market disruption event occurs), upper strike value and lower strike value, and not the hypothetical values indicated below. For ease of analysis, figures below have been rounded.

Hypothetical initial underlying value:	100.00
Hypothetical lookback underlying value:	100.00
Hypothetical upper strike value:	95.00 (95.00% of the hypothetical lookback underlying value)
Hypothetical lower strike value:	75.00 (75.00% of the hypothetical initial underlying value)

Example 1. The final underlying value is 80.00.

In this example, the final underlying value is less than the upper strike value and greater than the lower strike value.  As a result, the warrants would be automatically exercised and you would receive a payment calculated as follows:

Payment upon exercise = notional amount × long strike differential percentage

= notional amount × [(i) upper strike value minus final underlying value divided by (ii) lookback underlying value]

= $1,000 × [(i) 95.00 minus 80.00 divided by (ii) 100.00]

= $1,000 × [(i) 15.00 divided by (ii) 100.00]

= $1,000 × 15.00%

= $150.00

In this example, you would receive $150.00 per warrant upon exercise.  Because this amount exceeds the premium per warrant, you would receive a positive return on your investment in the warrants.

Example 2. The final underlying value is 93.00.

In this example, the final underlying value is less than the upper strike value and greater than the lower strike value.  As a result, the warrants would be automatically exercised and you would receive a payment calculated as follows:

Payment upon exercise = notional amount × long strike differential percentage

= notional amount × [(i) upper strike value minus final underlying value divided by (ii) lookback underlying value]

= $1,000 × [(i) 95.00 minus 93.00 divided by (ii) 100.00]

= $1,000 × [(i) 2.00 divided by (ii) 100.00]

= $1,000 × 2.00%

= $20.00

In this example, you would receive $20.00 per warrant upon exercise.  Because this amount is less than the premium per warrant, you would incur a loss on your investment in the warrants.

Example 3. The final underlying value is 70.00.

In this example, the final underlying value is less than or equal to the lower strike value.  As a result, the warrants would be automatically exercised and you would receive a payment calculated as follows:

Payment upon exercise = notional amount × (long strike differential percentage – short strike differential percentage)

= notional amount × ([(i) upper strike value minus final underlying value divided by (ii) lookback underlying value] – [(i) lower strike value minus final underlying value divided by (ii) initial underlying value])

= $1,000 × ([(i) 95.00 minus 70.00 divided by (ii) 100.00] – [(i) 75.00 minus 70.00 divided by (ii) 100.00])

= $1,000 × ([(i) 25.00 divided by (ii) 100.00] - [(i) 5.00 divided by (ii) 100.00])

= $1,000 × (25.00% - 5.00%)

= $1,000 × (20.00%)

= $200.00

PS-6

Citigroup Global Markets Holdings Inc.

In this example, you would receive $200.00 per warrant upon exercise.  Because this amount exceeds the premium per warrant, you would receive a positive return on your investment in the warrants.

Example 4. The final underlying value is 97.00.

In this example, the final underlying value is greater than the upper strike value.  As a result, the warrants would expire worthless and you would not receive any payment in respect of your investment in the warrants.

In this example, you would incur a total loss on your investment in the warrants even though the final underlying value is less than the lookback underlying value.

Example 5. The final underlying value is 105.00.

In this example, the final underlying value is greater than the upper strike value.  As a result, the warrants would expire worthless and you would not receive any payment in respect of your investment in the warrants.

If the final underlying value is greater than or equal to the upper strike value, you will lose your entire investment in the warrants.

PS-7

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the warrants is highly risky.  The warrants are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the warrants, and are also subject to risks associated with the terms of the warrants and with the underlying, because your payment upon exercise of the warrants will depend on the performance of the underlying.  Accordingly, the warrants are suitable only for investors who are capable of understanding the complexities and risks of the warrants. You should consult your own financial, tax and legal advisors as to the risks of an investment in the warrants and the suitability of the warrants in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the warrants. You should read this summary together with the more detailed description of risks relating to an investment in the warrants contained in the section “Risk Factors Relating to the Warrants” beginning on page WS-7 in the accompanying warrants supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	The warrants are highly risky, and you may lose all of your investment in the warrants. The warrants are highly speculative leveraged investments that involve a high degree of risk. The warrants will expire worthless and you will lose your entire investment if the final underlying value is greater than or equal to the upper strike value. Even if you do receive a payment upon exercise of your warrants, you will incur a loss on your investment in the warrants if the value of the payment you receive is not at least equal to the premium you pay to purchase the warrants. The payment you receive upon exercise of your warrants will be less than the premium if the final underlying value is greater than the breakeven value. You should not invest in the warrants if you are unable or unwilling to the bear the risk of losing up to all of your investment in the warrants.

▪	The warrants provide inverse (bearish) exposure to the performance of the underlying. Because the warrants provide inverse (bearish) exposure to the performance of the underlying, your return on the warrants will not benefit from any appreciation of the underlying over the term of the warrants and, if the final underlying value is greater than or equal to the upper strike value, the warrants will expire worthless and you will lose your entire investment.

▪	Your potential for a positive return from depreciation of the underlying is limited. The return potential of the warrants in the event that the final underlying value is less than the upper strike value is limited by the lower strike value. If the final underlying value is less than or equal to the lower strike value, the payment you receive upon exercise of your warrants will be limited to the amount by which the long strike differential exceeds the short strike differential. Assuming a lookback underlying value equal to the initial underlying value, the maximum payment upon exercise of the warrants will be limited to $200.00, regardless of how significantly the underlying may have depreciated.

▪	The warrants will expire worthless unless the underlying depreciates sufficiently from the lookback underlying value. The warrants will be exercised only if the closing value of the underlying is less than the upper strike value. Because the upper strike value is significantly less than the lookback underlying value, you will receive a payment upon exercise of your warrants only if the value of the underlying declines significantly from the lookback underlying value to the final underlying value. If the value of the underlying does not decline sufficiently, or if it appreciates, the warrants will expire worthless and you will lose your entire investment in the warrants.

▪	The warrants are suitable only for investors with an options-approved account. You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants involve a high degree of risk and are not appropriate for every investor. You must be able to understand and bear the risk of an investment in the warrants, and you should be experienced with respect to options and options transactions.

▪	The value of the warrants will decline over time, holding other factors constant. A portion of the value of the warrants at any time will depend on the value of the underlying at such time relative to the upper strike value and lower strike value. Another portion of the value of the warrants at any time will depend on the length of time remaining until expiration and is known as the “time value” of the warrants. After the pricing date, the time value generally diminishes until, at expiration, the time value of the warrants is zero. Assuming all other factors are held constant, the risk that the warrants will expire worthless will increase as the time remaining until expiration becomes shorter.

▪	The warrants are non-standardized options. The warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the Securities and Exchange Commission. The warrants are unsecured contractual obligations of ours (guaranteed by Citigroup Inc.) and will rank equally with our other unsecured contractual obligations, and with our unsecured and unsubordinated debt. Thus, unlike purchasers of OCC standardized options, who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, investors in the warrants may look solely to us (and to Citigroup Inc.) for performance of our obligation to pay any amount we owe upon exercise of the warrants. Additionally, the secondary market for the warrants, if any exists, is not expected to be as liquid as the market for OCC standardized options and, therefore, sales of the warrants prior to expiration may yield a sale price that is lower than the theoretical value of the warrants based on the then-prevailing value of the underlying.

▪	The payment you receive upon exercise of the warrants will depend on the closing value of the underlying on a single day. Because your payment upon exercise of the warrants will depend on the closing value of the underlying solely on the expiration date, you are subject to the risk that the closing value of the underlying on that day may be less favorable, and possibly significantly less favorable, than on one or more other dates during the term of the warrants, resulting in a lower return on your investment in the

PS-8

Citigroup Global Markets Holdings Inc.

warrants than if the payment upon exercise had been based upon the closing value of the underlying on a different date or on multiple dates.

▪	The warrants may not be exercised at any time prior to the expiration date. The warrants are exercisable only on the expiration date and may not be exercised at any other time. You may realize a less favorable return on the warrants than you would have been able to achieve had the warrants permitted you to exercise them at any time at your option.

▪	The warrants are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the warrants and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the warrants.

▪	The warrants will not be listed on any securities exchange and you may not be able to sell them prior to expiration. The warrants will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the warrants. CGMI currently intends to make a secondary market in relation to the warrants and to provide an indicative bid price for the warrants on a daily basis. Any indicative bid price for the warrants provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the warrants can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the warrants because it is likely that CGMI will be the only broker-dealer that is willing to buy your warrants prior to expiration. Accordingly, an investor must be prepared to hold the warrants until expiration.

▪	The estimated value of the warrants on the pricing date, based on CGMI’s proprietary pricing models, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the warrants that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the warrants, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the warrants and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the warrants. These costs adversely affect the economic terms of the warrants because, if they were lower, the economic terms of the warrants would be more favorable to you.

▪	The estimated value of the warrants was determined for us by our affiliate using a proprietary pricing model. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing model. In doing so, it may have made discretionary judgments about the inputs to its model, such as the volatility of the closing value of the underlying, the dividend yield on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the model and the inputs to the model may prove to be wrong and therefore not an accurate reflection of the value of the warrants. Moreover, the estimated value of the warrants set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the warrants for other purposes, including for accounting purposes. You should not invest in the warrants because of the estimated value of the warrants. Instead, you should be willing to hold the warrants to expiration irrespective of the initial estimated value.

▪	The estimated value of the warrants is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the warrants from you in the secondary market. Any such secondary market price will fluctuate over the term of the warrants based on the market and other factors described in the next risk factor. Moreover, any secondary market price for the warrants will be reduced by a bid-ask spread, which may vary depending on the aggregate amount of the warrants to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the warrants will be less than the premium you pay to purchase the warrants.

▪	The value of the warrants prior to expiration will fluctuate based on many unpredictable factors. The value of your warrants prior to expiration will fluctuate based on the closing value of the underlying, the volatility of the closing value of the underlying, the dividend yield on the underlying, interest rates generally, the time remaining to expiration and our and Citigroup Inc.’s creditworthiness, among other factors described under “Risk Factors Relating to the Warrants—Risk Factors Relating to All Warrants—The value of your warrants prior to expiration will fluctuate based on many unpredictable factors” in the accompanying warrants supplement. Changes in the closing value of the underlying may not result in a comparable change in the value of your warrants. You should understand that the value of your warrants at any time prior to expiration may be significantly less than the premium you pay to purchase the warrants.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Warrants” in this pricing supplement.

▪	Our offering of the warrants is not a recommendation of bearish exposure to the underlying. The fact that we are offering the warrants does not mean that we believe that investing in an instrument inversely linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including long and short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment inversely linked to the underlying. These and other activities of our affiliates may affect the closing value of the underlying in a way that negatively affects the value of and your return on the warrants.

▪	The closing value of the underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the warrants through CGMI or other of our affiliates, who have taken positions in the underlying or in financial instruments related to the underlying and may adjust such positions during the term of the warrants. Our affiliates also take positions in the underlying or in financial instruments related to the underlying on a regular basis (taking long or

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short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlying in a way that negatively affects the value of and your return on the warrants. They could also result in substantial returns for us or our affiliates while the value of the warrants declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying in a way that negatively affects the value of and your return on the warrants. They could also result in substantial returns for us or our affiliates while the value of the warrants declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the warrants. If certain events occur during the term of the warrants, such as market disruption events and other events with respect to the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the warrants. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the warrants. See “Risk Factors Relating to the Warrants—Risk Factors Relating to All Warrants—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the warrants” in the accompanying warrants supplement.

▪	Changes that affect the underlying may affect the value of your warrants. The sponsor of the underlying may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the underlying. We are not affiliated with the underlying sponsor and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the underlying and the value of and your return on the warrants.

▪	The U.S. federal tax consequences of an investment in the warrants are complex.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Warrants” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the warrants, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

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Citigroup Global Markets Holdings Inc.

Information About the S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Equity Index Descriptions— The S&P U.S. Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the S&P 500® Index from publicly available information and have not independently verified any information regarding the S&P 500® Index. This pricing supplement relates only to the warrants and not to the S&P 500® Index. We make no representation as to the performance of the S&P 500® Index over the term of the warrants.

The warrants represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500® Index is not involved in any way in this offering and has no obligation relating to the warrants or to holders of the warrants.

Historical Information

The closing value of the S&P 500® Index on May 28, 2025 was 5,888.55.

The graph below shows the closing value of the S&P 500® Index for each day such value was available from January 2, 2015 to May 28, 2025. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

S&P 500® Index – Historical Closing Values January 2, 2015 to May 28, 2025

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United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Warrants” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a warrant should be treated as a put option for U.S. federal income tax purposes.  By purchasing a warrant, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.

Assuming this treatment of the warrants is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the warrants prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a warrant (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the warrant. Such gain or loss should be short-term capital gain or loss.

Please see the discussion under “United States Federal Tax Considerations—Tax Treatment of the Warrants” in the accompanying product supplement for further discussion about the U.S. federal income tax consequences of the ownership and disposition of the warrants.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the warrants. An alternative characterization of the warrants could materially and adversely affect the tax consequences of ownership and disposition of the warrants, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the warrants, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the warrants and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the warrants, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the warrants, provided that (i) income in respect of the warrants is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. In light of the fact that the payout on the warrants is inversely related to the performance of the underlying, payment on the warrants to Non-U.S. Holders will not be subject to Section 871(m).

A determination that the warrants are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the warrants.

If withholding tax applies to the warrants, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the warrants.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the warrants and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the warrants, is acting as principal and will receive an underwriting fee of $2.18 for each warrant sold in this offering.  From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a selling concession of $2.18 for each warrant they sell.

Because CGMI is an affiliate of Citigroup Global Markets Holdings Inc., Rule 5121 of the Financial Industry Regulatory Authority (“Rule 5121”) requires, among other things, that a “qualified independent underwriter” (as defined in Rule 5121) participate in the preparation of the registration statement and the prospectus with respect to the offering of the warrants and have exercised the usual standards of “due diligence” with respect thereto.  Insperex LLC has agreed to act as a qualified independent underwriter with respect to this offering.  In connection with this offering, Insperex LLC has agreed (a) to participate in the preparation of this pricing supplement and exercise the usual standards of “due diligence” in connection therewith and (b) to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof.

See “Plan of Distribution; Conflicts of Interest” in the accompanying warrants supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Warrants

CGMI calculated the estimated value of the warrants set forth on the cover page of this pricing supplement based on a proprietary derivative-pricing model, which generated a theoretical price for the warrants based on various inputs, including the factors described under “Summary Risk Factors—The value of the warrants prior to expiration will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately one month following issuance of the warrants, the price, if any, at which CGMI would be willing to buy the warrants from investors, and the value that will be indicated for the warrants on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the warrants.  The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the one-month temporary adjustment period.  However, CGMI is not obligated to buy the warrants from investors at any time.  See “Summary Risk Factors—The warrants will not be listed on any securities exchange and you may not be able to sell them prior to expiration.”

Validity of the Warrants

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the warrants offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such warrants and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the warrants.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 14, 2024, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on February 14, 2024, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the warrants nor the issuance and delivery of the warrants and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the warrants and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the warrants offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such warrants and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the warrants offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

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Citigroup Global Markets Holdings Inc.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such warrants by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Karen Wang, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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